Exhibit 10.12

May 10, 2006

Mr. Ken Ludwig

Dear Ken:

Amedica is pleased to offer you the position of Global Marketing Director at a salary of $4,807.00 per average semi monthly pay period which equates to $125,000.00 per year. This position is exempt. Amedica provides a drug free work environment; therefore, this offer is conditioned upon you taking a drug test and such test results are negative. Amedica will arrange and pay for this test. We anticipate your employment to begin on May 31, 2006 which will be your hire date.

Upon your hire date, you will be nominated to receive an incentive stock option award for 50,000 shares of Amedica’s common stock, subject to a 4-year vesting schedule, 10-year option life and approval by Amedica’s Board of Directors. We feel that these stock options are a valuable part of your total compensation package.

As part of this offer, you will be eligible for Amedica’s complete benefits program, including medical, dental, life and long term disability insurances and our 40l(k) retirement plan. Also included are Amedica’s 10 paid holidays, 5 days of personal/sick leave and 10 days of vacation per year. When you report to work, you will be provided with more detailed information regarding our complete policies and benefits programs.

Your employment at Amedica assumes an obligation to maintain confidentiality of Amedica’s business information and that of its clients, partners and suppliers. By safeguarding such confidential information, Amedica earns the respect and further trust of our clients, suppliers and partners. Thus, as a condition of your employment, you will be required to sign a standard confidentiality agreement.

Amedica is committed to maintaining its leading technology position in the orthopedic implant field and to the commercialization of revolutionary orthopedic implant products for treatment of joint diseases. Our success depends upon bright, dedicated staff such, as yourself. If you are in agreement with the terms of this letter, please sign below and return one original to our offices.

Sincerely,

615 Arapeen Drive Suite 302 Salt Lake City, UT 84108 (801) 583-5100 (phone) (801) 583-8635 (fax) www.amedicacorp.com	/s/ Eugene B. Jones Eugene B. Jones Vice President, Finance & CFO Agreed to and Accepted by: /s/ Ken Ludwig 5-22-06 Ken Ludwig